Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the use in this Registration Statement on Form S-1 of our reports dated January 4, 2007, relating to the balance sheet of ICON Leasing Fund Twelve, LLC, and dated June 16, 2006, relating to the consolidated balance sheet of ICON Capital Corp. and to the reference to our Firm as it appears under the caption “Experts” in the prospectus.
/s/  Hays & Company LLP

New York, New York
February 1, 2007